                         AMENDED AND RESTATED AGREEMENT
                            OF GENERAL PARTNERSHIP OF
                            ALBANY CELLULAR PARTNERS

            This Agreement, by and among the parties who have timely executed and delivered a Counterpart Signature Page for this Agreement and who have contributed their share of the Initial Capital Call pursuant to Sections 2.3 and
2.4 hereof ("Parties"), is to amend and restate the Partnership Agreement of Albany Cellular Partners (the "Partnership") dated as of December 21, 1987 (the "Original Agreement"). The Counterpart Signature Pages, together with this agreement, constitutes the entire agreement of the Parties ("Agreement").

            Whereas, each Party is a third-party beneficiary, or a success or thereof, pursuant to settlement agreements relating to MSA 261 or the Albany, Georgia market (the "Settlement Agreements"); and

            Whereas, Cellcom Corp. is the tentative selectee designated by the Federal Communications Commission ("FCC") to receive the authorization ("Authorization") to build and operate the non-wireline cellular system ("System") for Albany, Georgia MSA ("Market"); and

            Whereas, Cellcom Corp. has transferred the Authorization Cellular Dynamics Telephone Company of Georgia, a Georgia corporation ("CDTCG") wholly owned by the Partnership; and

            Whereas, in order to effectuate a manageable organizational structure for the construction and operation of the System, Cellcom Corp. and Cellcom Telephone Company of Albany as nominee for the parties to the Settlement Agreement other than Cellcom Corp., formed the Partnership; and

            Whereas, in order to formalize each Party's rights and obligations with respect to the Authorization for the Market, the Parties desire to amend and restate in its entirety the Original Agreement to fulfill all obligations and rights pursuant to the Settlement Agreements and to the extent Parties other than Cellcom Corp. and Cellcom Telephone Company of Albany are admitted to the Partnership, to correspondingly reduce Cellcom Telephone Company of Albany's interest in the Partnership.

            Now therefore, in consideration of the mutual obligations herein contained, the receipt and sufficiency of which consideration the Parties hereby acknowledge, the Parties agree as follows:

                                 I. Organization

            1.1. Governing Agreement. The Partnership shall be governed by the terms and conditions set forth herein.

            1.2 Name and Place of Business. The name of the Partnership shall be Albany Cellular Partners. The name may be changed from time to time by the Executive Committee (as defined in Section 4.3 hereof) of the Partnership. The principal place of business of the Partnership shall be Albany, Georgia or any other place authorized by the Executive Committee. The Partnership shall exist under the laws of the State of Georgia.

            1.3 Purpose. The purpose and scope of the Partnership is, directly or through CDTCG or any other subsidiary, to construct and to operate the System for the Market and the surrounding areas, if obtained by the Partnership ("Partnership Business"). The Partnership may take any and all action necessary, incidental, or convenient to carry out the Partnership Business, including but not limited to: (a) leasing, purchasing, and improving property and equipment for the System; (b) raising money for the operation or improvement of the System; (c) guaranteeing debt or other obligations; (d) selling service on the System to wholesale and retail customers; (e) selling, leasing, installing and maintaining customer units used on the System; (f) reselling or contracting to resell competing wireline cellular services in the Partnership's Market and any available surrounding areas; (g) constructing, operating, maintaining, improving, expanding, buying, owning, selling, conveying, assigning, mortgaging, refinancing, renting, and leasing real or personal property and any interest therein; (h) entering into and performing any contracts and agreements; (i) borrowing money and issuing evidences of indebtedness and securing any such indebtedness by mortgage, security interest, or other lien; (j) negotiating for and concluding agreements for the sale, exchange, or other disposition of all or any part of the property of the Partnership or any subsidiary or for the purchase or lease of additional property of the Partnership or any subsidiary;
(k) hiring, compensating, and terminating employees, agents, independent contractors, attorneys, and accountants; (l) bringing and defending lawsuits; and (m) voting the stock of any subsidiary.

            1.4 Term. The term of the Partnership shall commence on December 21, 1987 ("Effective Date"). The term shall continue until the ninety-ninth anniversary of the Effective Date, or until earlier terminated as provided herein. Each term may be extended at its expiration date for a similar term upon approval of the Partners.


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            1.5 Formation. The Partnership shall consist of each Party who has returned an executed Counterpart Signature Page on or before August 7, 1988. Third party beneficiaries pursuant to the Settlement Agreement who fail to become Parties to this Agreement by August 7, 1988 shall forfeit their interest in the System and all such forfeited shares shall for all purposes be a continuing interest of Cellcom Telephone Company of Albany, its successors and assigns.


                            II. Capital Contributions

            2.1 Initial Partnership Share. Cellcom Corp. ("Winning Partner") has a 51.49876% interest in the Partnership. The other Parties to this Agreement ("Minority Partners") have in the aggregate the remaining ownership interest in the Partnership as determined by the Settlement Agreements and this Agreement. All computations under this Agreement shall be to the nearest one-ten-thousandth of a percent.

            2.2 Capital Contributions. Each Party who becomes a Partner ("Partner") hereby contributes to the Partnership all of its direct and indirect interest in the System, whether obtained as a result of the Settlement Agreement or otherwise, and shall contribute to the Partnership in cash its pro rata share of the capital of the Partnership in the amounts requested in writing ("Capital Call") from time to time by the Executive Committee of the Partnership. Each Partner's capital contribution, other than the Initial Capital Call which is payable by August 7, 1988 and deemed for all purposes hereof to have been requested by the Executive Committee in compliance with the terms of this Agreement, shall be made within thirty (30) days following the date that the Capital Call for the contribution is delivered to the Partner pursuant to
Section 10.9 below. For purposes of this Agreement, each Partner's pro rata share shall equal the percentage of its Ownership Interest (as defined in Section 2.3 below) in the Partnership at the time of the Capital Call. Capital Calls to the Partners shall include an explanation of the reasonably anticipated uses of the funds.

            2.3 Ownership Percentages. Each Partner who contributes an amount of cash equal to its Ownership Interest multiplied by the Initial Capital Call referred to in Section 2.4 hereof shall initially have an Ownership Interest in the Partnership as specified on the Counterpart Signature Page and to be incorporated on Attachment A hereto. Any person not contributing an amount of cash equal to its Ownership Interest multiplied by the Initial Capital Call shall not be deemed a Party to this Agreement even if it executes a Counterpart


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Signature Page. After the contributions have been made in response to each successive Capital Call, the interest in the Partnership ("Ownership Interest") held by each Partner shall equal the percentage derived by dividing the Partner's total capital contributions pursuant to Capital Calls by the total capital contributions pursuant to Capital Calls made by all of the Partners.

            2.4 Initial Capital Call. In connection with the formation hereof, each Partner has contributed to the Partnership as its initial Capital Call ("Initial Capital Call") an amount relative to its respective Ownership Interest as set forth on the Counterpart Signature Page multiplied by $900,000. As Cellcom Corp. has contributed cash and services and is currently personally responsible to repay in connection with a certain loan from Astronet Corporation to fund the working capital needs of the System through June 30, 1988 in an aggregate amount of approximately $560,000, and estimates the Partnership will require the additional funding or advancing by the Partners of an amount approximately equal to $300,000 through September 30, 1988, Cellcom Corp. or any successor to Cellcom Corp.'s interest is not obligated to contribute additional amounts pursuant to the Initial Capital Call. Rather, such prior contributions or working capital advances assumed by Cellcom Corp. may be credited to Cellcom Corp.'s, or any successor to Cellcom Corp.'s interest, initial Capital Contribution to satisfy its obligation pursuant to the Initial Capital Call. Amounts contributed pursuant to the Initial Capital Call of all Parties shall be used first to reimburse Cellcom Corp. for amounts advanced and services performed by Cellcom Corp. or its affiliates (other than amounts credited against Cellcom Corp.'s Initial Capital Call) and amounts currently outstanding to third persons in connection with the Partnership's Business for which Cellcom Corp. is personally liable to repay, with the balance used to fund additional working capital needs of the Partnership. If in connection with any Capital Call, other than the Initial Capital Call, Cellcom Corp. or any successor to Cellcom's interest has advanced funds to the Partnership or in connection with the Partnership's Business, and such sum is outstanding, Cellcom Corp. or its successor may satisfy its obligation pursuant to any Capital Call by forgiving a similar amount of money owing to it.

            2.5 Failures to Contribute. Subject to Section 1.5 hereof, if any Partner fails to make all or part of a Capital Call when due pursuant to Section
2.2 above, then the Partner shall not be considered to be in material default, but its Ownership Interest in the Partnership shall be reduced by operation of
Section 2.3 above. No right to cure under this


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

Agreement shall apply to any failure to make a Capital Call when due, unless approved by a majority vote of the Executive Committee. Each deficiency in meeting a Capital Call may be met by a further pro rata Capital Call on Partners other than the Partner responsible for the deficiency. Such further contributions shall be credited to the Capital Accounts as defined in Section
3.2 below, and the Ownership Interests of the Partners making the further contributions.

            2.6 Application Expenses. No Partner shall be entitled to any credit as a capital contribution for the expenses the Partner incurred in connection with its own application or with the dismissal or contribution thereof on behalf of the Partnership. The costs of prosecuting the Winning Application which are incurred after the lottery, and developing the Partnership Business shall be borne by the Partnership, and not individually by the Winning Partner. This includes all such costs incurred subsequent to the Lottery and prior to or after the formation of the Partnership.


                      III. Capital Accounts and Allocations

            3.1 Title to Property. The Partnership shall hold sole and exclusive title to the capital of the Partnership, to stock of entities through which the Partnership Business is being operated (including but not limited to CDTCG), and to all applications, authorizations, equipment and other property, whether real, personal or intangible, acquired by the Partnership. No Partner shall have any right, in law or equity, to request the partition of any asset or property of the Partnership, or to demand property other than cash upon any distribution by the Partnership.

            3.2 Capital Accounts. A separate capital account ("Capital Account") shall be maintained for each Partner on the books of the Partnership in accordance with generally accepted accounting principles and Section 704 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder. The Capital Account of each Partner shall (i) be credited with the Partner's cash or deemed cash capital contributions to the Partnership and with the net income and gain, if any, of the Partnership allocated to such Partner and (ii) be charged with the net losses, if any, of the Partnership allocated to such Partner and with all distributions made by the Partnership to such Partner. No Partner shall be entitled to interest on its Capital Account. For purposes of this Agreement, Partnership net income, loss and gain shall be determined by the Partnership's accountants in accordance with generally accepted accounting principles and Section 704 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

            3.3 Distributions. Distributions of net income and other Partnership proceeds to the Partners shall be made quarterly in accordance with their Ownership Interests at the time of distribution. However, the amount available, if any, for each such distribution shall be determined by the Executive Committee. Distributions of net income shall not exceed such quarter year's net income, less the amount determined by the Executive Committee to be reasonably required for nonexpensed items in the Partnership's budget, such as payments of debt principal due or past due, prepayments of debt, other liabilities of the Partnership (contingent or otherwise), capital investment needs, and working capital. No Partner shall be required to make a capital contribution to provide the funds necessary to make a distribution, nor shall the Partnership be required to borrow money for such purpose.

            3.4 Tax Allocations. Taxable income, gain or loss, and items of tax credit of the Partnership for each taxable year shall be determined by the Partnership's accountants in accordance with applicable federal income tax laws, rules, and regulations and shall be allocated to the Partners in proportion to their Ownership Interests. Income of the Partnership in any taxable year which is exempt from federal income taxation shall be allocated in proportion to the allocation of taxable income in the year.


                                 IV. Management

            4.1 Partner Voting. Each Partner's voting percentage shall equal the percentage of its Ownership Interest in the Partnership. A vote reflecting more than fifty percent (50%) in Ownership Interest ("Majority Vote") shall be required to act on all matters requiring a vote of the Partners, except as specifically set forth in this Agreement.

            4.2 Partners Meetings. A meeting of the Partners shall be held at least once each year for the transaction of business requiring a Partner's vote. Special meetings of the Partners may be called at any time by the Executive Committee, or by any Partner or combination of Partners representing in the aggregate at least thirty five percent (35%) in Ownership Interests. Partners holding a total of at least fifty percent (50%) in Ownership Interests shall constitute a quorum necessary for a Partners Meeting. Each Partner may designate a person who will represent it at Partners Meetings, either directly or by proxy, by giving written notice thereof to the Executive Committee. The person so designated will continue to be that Partner's representative and to hold its proxy until the Executive Committee receives written notice of the designation of a successor representative by the Partner.


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

            4.3 Executive Committee. Complete and exclusive power to conduct the business affairs of the Partnership shall be delegated to the Executive Committee of the Partnership ("Executive Committee"), consisting of three members. Prior to such first annual meeting, the Winning Partner shall be deemed to be the Executive Committee and have all powers thereof. Each member of the Executive Committee shall be elected at the Annual Partners Meeting by a Majority Vote of the Partners, and may be removed at any time, by Majority Vote of the Partners. There shall be no cumulative voting in the election of members of the Executive Committee. However, the Winning Partner may fill by appointment any vacancy in its membership which occurs between Annual Partners meetings or if the annual Partners Meeting fails to elect all required members of the Executive Committee. More than one of the Partner's representatives may be elected to membership at the same time on the Executive Committee. Meetings of the Executive Committee shall be held not less than once per quarter year, and such meetings may be held by conference telephone call. A majority (more than fifty percent) of the Executive Committee shall constitute a quorum for the transaction of its business. Each action of the Executive Committee shall require a vote of a majority of the Executive Committee members casting a vote.

            4.4 Chairman and Employees. The Executive Committee shall elect a Chairman from among its members. The Chairman shall preside at all Executive Committee meetings and all Partners meetings. The Executive Committee may delegate responsibilities and authority to the Chairman, the System's General Manager, or other Partnership employees to the extent it considers reasonable. The System's General Manager may be delegated the day-to-day responsibility for conducting the Partnership Business.

            4.5 Meeting Notices. Written notice of each Partners Meeting and each Executive Committee meeting shall be given by the Chairman of the Executive Committee to each Partner and Executive Committee member; respectively. The notice shall state the place, date, hour and purpose of the meeting. Notice of any meeting shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting, unless otherwise waived in writing. When a meeting is adjourned to reconvene at another time or place, it shall not be necessary to give notice of the reconvened meeting, if the time and place of the reconvened meeting are announced at the adjourned meeting.

            4.6 Minutes. Minutes reflecting the actions taken at meetings of the Partnership and Executive Committee shall be kept. Copies of the minutes shall be maintained at the office of the Partnership and shall be promptly transmitted to a Partner or its representative upon written request.


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

            4.7 Arrangements With Partners. The Partnership may enter into reasonable agreements with a Partner or affiliate of a Partner for the performance of services or the acquisition of the equipment or other property.

            4.8 Reasonable Skill and Care. In carrying out its duties and exercising its powers hereunder, the Executive Committee shall exercise reasonable skill and care and reasonable business judgment. The Executive Committee shall not be liable to the Partnership or to the Partners for any act or omission performed or omitted by it in good faith, pursuant to the authority granted to it by this Agreement, unless such act or omission constitutes gross negligence or willful misconduct by the Executive Committee.

            4.9 Indemnification. The Partnership shall indemnify and hold harmless the Executive Committee from any loss or damage, including attorney's fees, incurred by it by reason of any act performed by it on behalf of the Partnership or in furtherance of the Partnership's business; provided, however, that such indemnification or agreement to hold harmless shall be recoverable only out of the assets of the Partnership and not from the Partners; provided, further, that the foregoing indemnity shall extend only to acts or omissions performed or omitted by the Executive Committee in good faith and in the belief that its acts or omissions were in the Partnership's interest, and which are not a result of gross negligence or misconduct on the part of the Executive Committee (unless a court having jurisdiction determines that the Executive Committee is fairly and reasonably entitled to such indemnification). Nothing in this Section 4.9 shall prohibit the Executive Committee from acquiring and entering into contracts of insurance at the expense of the Partnership that will provide protection to the Executive Committee from liability for its negligence.

            4.10 No Partner Authority. No Partner shall take any part in the conduct or control of the Partnership's business nor have any right or authority to act for or on behalf of the Partnership, except as (a) a member of the Executive Committee or (b) an agent or employee of the Partnership. The Parties understand and agree that neither this Agreement nor the Partnership itself grants or creates in any Party or the Partnership any power of agency to bind or obligate the Partners, except as expressly set forth in this Agreement.

                              V. Books and Accounts

            5.1 Fiscal Year. The fiscal year of the Partnership shall end on September 30th in each year, or such other date approved by the Executive Committee.

            5.2 Books and Records. The Partnership shall maintain proper books and accounts in accordance with generally accepted accounting principles and the provisions of this Agreement. Upon the close of each fiscal year, or as otherwise approved by the Executive Committee, all such books and accounts shall be audited by the Partnership accountants.

            5.3 Reports and Tax Returns. Within one-hundred and twenty (120) days after the end of each fiscal year, except in extraordinary situations the Executive Committee shall mail to each Partner (i) financial statements for the Partnership, including its balance sheet as of the end of the year, its statement of income and earnings for the year, and a statement of changes in its financial position for the year; (ii) all necessary financial, tax, and other data required for inclusion in or preparation of tax returns for the Partners; and (iii) a statement from the Partnership's accountants certifying the accuracy of any allocations made for the fiscal year pursuant to Section 3.4 hereof. The Executive Committee may issue other reports from time to time as it considers appropriate.

            5.4 Right of Inspection. Each Partner shall have the right, at its own expense, to examine and inspect, at reasonable times during business hours, the books, records, accounts, properties, and operations of the Partnership. Such examination and inspection may be conducted by the Partner or its authorized agents. However, such examination or inspection shall not unreasonably interfere with the operation of the Partnership or the System.


                           VI. Transfers of Interests

            6.1 Assignment Permitted. Subject to the grant by final order of any required FCC or other regulatory consent, and subject to the terms of this Agreement, each Partner may sell, assign, or exchange (collectively "Assign") all or part of its Ownership Interest to or with any other person or entity ("Assignee"). However, the assigning Partner shall remain fully liable for any and all of its obligations as a Partner which are incurred prior to the date upon which the assignment of its Ownership Interest is effective. The Assignee thereafter shall be subject to all the terms and conditions of the Partnership Agreement, including all obligations under the agreement which are attributable to the assigned Ownership Interest.

            6.2 Notice of Assignment. A Partner who agrees or is required to sell, assign or exchange all or part of its Ownership Interest shall notify the Executive Committee at least ten (10) days in advance of the consummation of the sale, assignment, or exchange (collectively "Assignment"). The notice shall set forth the name, address, citizenship, and other information necessary to establish the legal qualifications of the Assignee to hold the interest to be assigned. This notice is for information purposes only, and shall not constitute the offering of any right of first refusal to purchase the interest.

            6.3 Approvals and Documentation. If the prior consent of the FCC, any state regulatory agency, or other governmental authority is required for the Assignment, such consent shall be obtained by final order prior to consummation of the Assignment and admittance of the Assignee as a Partner. The Assignee shall execute and acknowledge all instruments and applications, in form and substance satisfactory to counsel for the Partnership, which are necessary or desirable to obtain such consent, to effectuate the Assignment, to admit the Assignee as a Partner, and to bind the Assignee under all of the terms and conditions of the Partnership Agreement. Prior to admission as a Partner, the Assignee shall reimburse the Partnership for all reasonable expenses, including attorney's fees, incurred by the Partnership in connection with the Assignment.

            6.4 Preservation of Authorization. No Partner may assign all or part of its Ownership Interest to any other person or entity unless the Assignment, in the opinion of the Partnership's counsel, will not disqualify the Partnership from receiving or holding the Authorization.

            6.5 Involuntary Assignment. Upon the death, bankruptcy, insolvency or incompetency of a Partner, the legal representative, guardian, receiver, creditor's committee or other successor in interest of the Partner, as the case may be, shall notify the Executive Committee in writing of such event and, subject to Section 6.3 and 6.4 above, shall be assigned the Partner's Ownership Interest and admitted as a Partner.

            6.6 Encumbrance of Ownership Interest. No Partner shall pledge, hypothecate, grant a security interest in, or otherwise encumber its Ownership Interest in the Partnership, unless (i) the Partner gives not less than fifteen
(15) days prior written notice to the Executive Committee of the creation of the encumbrance; (ii) the encumbrance attaches solely to the subject Ownership Interest, and does not attach to any real, personal or intangible property, equipment, or other asset of the Partnership; (iii) the secured party is obligated to comply with Sections 6.2, 6.3, 6.4, and 6.5 above in the event it attempts to enforce the encumbrance. Notwithstanding the foregoing, any Partner may be required by a majority vote of the Executive Committee to pledge its Ownership Interest to a vendor or financial institution if such pledge is reasonably necessary to finance the construction and/or operation of the system.


                       VII. Representations and Warranties

            7.1 Representations and Warranties. Each Party or Partner represents and warrants that: (i) it is duly formed (if not a natural person), validly existing, and in good standing under the state and local laws to which it is subject, with full power and authority to enter into and to perform its obligations under this Agreement; (ii) its execution and performance of this Agreement will not conflict with, or result in a material breach of or default under, any agreement, instrument, law, regulation, order, decree or judgment to which it is subject; (iii) this Agreement is binding and enforceable against it;
(iv) it shall appoint a representative who shall have full power and authority to vote for it on Partnership matters and such authority shall not be abrogated until a successor representative is appointed; (v) it is and will remain qualified under applicable FCC standards to hold the Authorization, and to hold its Ownership Interest in the Partnership; (vi) it has no knowledge of any fact or circumstance which would disqualify it or the Partnership from receiving a final grant of the Authorization; (vii) it has not engaged and shall not engage in any improper act, practice or omission which, if not timely corrected, would result in disqualification of the Partnership for the Authorization, or any rescission, revocation or nonrenewal of the Authorization; and (viii) it is experienced enough in the business of the Partnership to be capable of exercising its Partnership voting rights intelligently.

                                  VIII. Default

            8.1 Material Default. If a Party for any reason materially breaches any representation or covenant of this Agreement as contained in Sections 4.10, 6.1-6.6 inclusive, 7.1, 10.1, 10.2, and 10.4 hereof, and the breach is not cured within fifteen (15) days after written notice of the breach is provided by the Executive Committee to the defaulting Party, then the Party shall be considered to be in material default. Any Party who commits such a material default shall be liable to the Partnership for, and shall indemnify the Partnership against, all resulting damages, losses, expenses, suffered or incurred by the Partnership including reasonable attorney's fees and litigation expenses, suffered or incurred by the Partnership. The exercise of rights provided in Section 8.2 below shall not relieve the Party of such liability or indemnification and shall not constitute a waiver, by any Party or the Partnership, of any right or remedy against the defaulting Party under this Agreement, including the right to offset damages, losses and expenses against any amount owned to the defaulting Party.

            8.2 Sale on Material Default. Each Party who commits a material default shall be required to forfeit its interest in this Agreement, and subject to any required FCC consent, to transfer to the other Partners pro rata its Ownership Interest, if any, for an aggregate amount equal to the lesser of (i) the balance of its Capital Account; or (ii) the Partnership book value of its Ownership Interest, as determined in accordance with generally accepted accounting principles. However, if such material default occurs before the Party's payment of its share of the Initial Capital Call, the Party's Ownership Interest shall be forfeited for no compensation whatsoever. The provision of this paragraph may be waived on a case by case basis by majority vote of the Executive Committee.


                         IX. Dissolution and Termination

            9.1 Dissolution. Subject to prior FCC and regulatory consent, if any is required, the Partnership shall dissolve upon the occurrence of any of the following events: (i) Majority Vote of the Partners to dissolve the Partnership;
(ii) issuance by the FCC of a final order refusing to approve this Agreement, or the issuance by the FCC of a final order denying the Authorization to the Partnership; (iii) the sale or assignment of substantially all of the assets of the Partnership; and (iv) any other act of dissolution of the Partnership by a Partner, except involuntary assignments addressed by Section 6.6 above.

            9.2 Right to Continue. If the Partnership is dissolved pursuant to
Section 9.1 (iv) above, the Partners not causing the dissolution shall continue the Partnership Business in order to ensure uninterrupted service to the public until such time as a successor entity has been established to operate the system.

            9.3 Winding Up. In the event of the dissolution of the Partnership for any reason, unless the Partnership is continued pursuant to Section 9.2 above, the Partnership shall be liquidated and its affairs wound up by the Executive Committee in an orderly yet proper manner. The Partners shall continue to share all items of income, gain, loss, deduction or credit for tax purposes, and all profits and losses for accounting purposes, during the period of liquidation in the same manner as before the dissolution. In order to obtain full market value from the sale of Partnership assets, the Executive

Committee shall have the full right and discretion to determine the time, manner and terms of each sale of Partnership property pursuant to the liquidation.

            9.4 Distribution Upon Liquidation. After paying or providing for the payment of all debts and liabilities of the Partnership and all expenses of liquidation, and after reserving funds reasonably sufficient to cover contingent or unforeseen liabilities or obligations of the Partnership, the proceeds of the liquidation and any other assets of the proceeds of the liquidation and any other assets of the Partnership shall be distributed to the Partners in accordance with their Ownership Interests at the time of distribution.


                                X. Miscellaneous

            10.1 Mutual Cooperation. Each Party shall, in good faith, cooperate with each other Party, the Partnership, and the Executive Committee in promptly undertaking all actions, executing all documents, and filing all materials with the FCC, any other governmental body, any lender, vendor, or financial institution as may reasonably be necessary or desirable to fulfill each of the Party's obligations under this Agreement.

            10.2 Other Business. Nothing contained in this Agreement shall restrict any Partner or affiliate of a Partner from engaging in any business outside of and independent from the Partnership, except that no Partner or affiliate of a Partner shall be a sales agent or reseller of the wireline cellular system in the Market.

            10.3 Binding Effect. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties, their legal representatives, heirs, administrators, executors, successors, and permitted assigns.

            10.4 Confidential Information. Under no circumstances shall any Party utilize or disclose in any manner which is in any way adverse to the interests of the Partnership or any Party any confidential information, including engineering, technical, managerial and marketing information, whether or not patentable or copyrightable, disclosed by a Party to the Partnership or to the other Parties in connection with Partnership matters or created by the Partnership itself or by the Parties in connection with Partnership matters.

            10.5 Specific Performance. Each Party acknowledges that monetary damages for breach of any of the provisions of this Agreement would be inadequate. Each Party therefore acknowledges that specific performance, temporary and permanent injunctive relief, and other appropriate remedies may be granted to enforce such provision without proof of actual damage or the inadequacy of the remedy at law.

            10.6 Severability. If any provision of this Agreement is determined by any court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall continue to be in full force and effect.

            10.7 Governing Law. This Agreement and the rights of the Parties hereunder shall be governed, interpreted, and enforced in accordance with the laws of the State of Georgia.

            10.8 Final Order. For purposes of this Agreement, a final order of a government authority shall mean an order which is effective and is no longer subject to administrative or court reconsideration, review, appeal or stay.

            10.9 Notices. All notices, demands, and Capital Calls required or permitted under this Agreement shall be in writing and shall be conclusively presumed to have been delivered to the recipient three business days after posting in the United States mail, first class, postage prepaid, to the recipient's address shown at the time in the records of the Partnership. Any Party may specify a different address by notifying each of the Parties or the Executive Committee in writing of the change in address. All notices or other communications to be sent to the Partnership and/or the Executive Committee shall be sent to 500 Pine Avenue, Albany, Georgia 31701.

            10.10 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon the same instrument.

            10.11 Headings. All article, section and paragraph titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the text of this Agreement.

            10.12 Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the context may require.

            10.13 Tax Matters Partner. Cellcom Corp., or its successor and assign, shall be the "Tax Matters Partner" of the Partnership for purposes of Sections 6221 through 6232.


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

            10.14 Entire Agreement. This Agreement and the Counterpart Signature Pages constitute the entire agreement between the Parties, superseding all prior agreements or understandings between the Parties. This Agreement may be modified or amended only by giving Partners ten (10) days Notice and receiving the consent in writing to such modification or amendment, or their successors and assigns, owning sixty percent (60%) of the Ownership Percentages.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and date set forth below.


                                        CELLCOM CORP.


                                        By: /s/ Jay H. Brown
                                            ------------------------------------
                                                Jay H. Brown, President


                                        Date: July 8. 1988
                                              ---------------------

                                        ---------------------------------------
                                                 ----------------------

                                        Date:
                                             ----------------------

OWNERSHIP INTEREST:_____________%


1098D

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